P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 1

                                      P-COM

                         Moderator: Jennifer Beugelmans
                                  July 29, 2004
                                   4:00 pm CT

Operator:  Good afternoon, ladies and gentlemen, and welcome to the P-Com Second
           Quarter 2004 Earnings conference call.

            At this time all participants are in a listen-only mode. Following today's presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the Star followed by the 1 on your touch-tone phone.

            And as a reminder, this conference is being recorded today, Thursday, July 29, 2004.

            I would now like to turn the conference over to Ms. Jennifer Beugelmans. Please go ahead.

Jennifer Beugelmans: Good afternoon, everyone. This is Jennifer Beugelmans with the EVC Group, Investor Relations counsel to P-Com. Thank you for joining us this afternoon for the P-Com conference call and Webcast to review financial results for the second quarter ended
            June 30, 2004.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 2

            If you have not received a copy of the results, the news release issued at market close today and would like one, please call our office at (415) 896-6820, and we'll get one to you immediately.

            Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. This replay will be available approximately one hour after the call's conclusion and remains in effect through 11:50 pm Pacific Time on August 6th. The number to access the replay is (800) 405-2236, and for international callers the replay number is (303) 590-3000. The pass code for both replay dial-in numbers is 11002720 followed by the Pound key.

            In addition this call is being Webcast live, and an archived replay will also be available. To access the live Webcast or the archive, go to P-Com's Website at www.p-com.com.

            Before we get started, during the course of this conference call the company will make statements that are forward-looking and involve known and unknown risk and uncertainties that may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this call.

            Such factors may include but are not limited to the ability to achieve positive cash flow given the company's existing and anticipated operating and other costs and current sales trends; the company's cash position, and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the company's ability to negotiate payment terms with its creditors including its equipment lease vendors and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases; the timing of new technology and product inspections; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com's control. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission including its reports on Form 10K and 10Q.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 3

            During the course of this call management will provide certain non-GAAP information. The non-GAAP measures we are providing including (sic) operating expenses, and legacy operating expenses, and free cash flow minus operating expenses. We are providing these non-GAAP measures to help investors understand the potential operating performance of the company once the legacy operating expenses are substantially eliminated by the end of 2005.

            Now I would like to turn the call over to Sam Smookler, President and CEO of P-Com.

Sam Smookler: Thanks, Jennifer, and good afternoon, everyone.

            I'm pleased to report that we continued to make good progress in our initiatives to strengthen P-Com and put ourselves on course for profitability. In the second quarter ended June 30 we achieved dramatic improvement on our balance sheet with the elimination of an additional 8.3 million in liabilities. This enabled us to have positive working capital for the first time in six quarters. Dan will talk more about this in a few minutes. But what's important to note is that the restructuring of P-Com is now substantially completed.

            Increasing sales, enhancing our product portfolio, and improving our operating performance is now our principle focus. Despite a market that continues to be very challenging P-Com delivered its fifth consecutive quarter of increased net sales for the period ending June 30. We reported net sales of 6.9 million for the second quarter, up from 6.8 million reported in the first quarter of this year and up 39% from the second quarter of last year.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 4

            Geographically our revenue continues to be driven by sales to Latin America, the UK, and Europe with each region contributing about 30% of our total revenue.

            We're very pleased with the Encore product sales to licensed carriers in Latin America during the quarter though sales attributable to our licensed exempt product group declined compared to the first quarter. The decline was largely due to our decision to discontinue the sales of certain OEM retail products sold at our recently acquired SPEEDLAN operations that were generating substandard margins.

            Additionally, as part of the integration process of the Wave Wireless acquisition, we restructured our sales force. With the hiring in April of Beth Kahn to lead our license exempt business we believe the steps she has taken to invigorate the license exempt sales effort will begin to generate renewed momentum beginning this quarter.

            Gross margin for the quarter improved by a full 4 points to 29%. And the improved gross margin was partially due to the positive impact from the restructuring of our repair and maintenance operations during the quarter as well as a one-time reversal of accrued payables.

            We generated income from continued operations during the quarter of approximately 6.3 million. We were able to achieve profitability in the quarter as a result of certain creditor settlements that we previously announced. Without these settlements on a normalized basis we would have reported a $2.1 million loss from continued operations for the quarter. This reflects substantially improved operating performance compared to the 4.3 million loss from continued operations, which we recorded a year ago, and a 2.3 million loss from continuing operations recorded in the first quarter of this year.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 5

            The trends in terms of our financial results continued to move in the right direction. And we believe we will achieve profitability in 2005.

            Before I review some of our recent strategic developments and our direction going forward, I'd like to have Dan provide some more perspective on our operating results and financial conditions as well as review the impact of legacy items on our financial performance and where we can look ahead into 2005.

Daniel Rumsey: Thank you, Sam.

            As Sam mentioned, total revenue for the second quarter came in at
            6.9 million up slightly from 6.8 million recorded in the first quarter. Licensed products represented 82% of total sales at 5.65 million while license exempt products represented 1.3 million or 18% of total sales during the quarter.

            Our license exempt products, which are primarily marketed under the SPEEDLAN, AirPro Gold, and AirLink brand were about $350,000 lower in sales in the second quarter compared to the third quarter, which, as Sam noted, was largely due to the discontinuation of sales of certain OEM retail products and factors related to the restructuring of the sales force.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 6

            While product sales continue to be disbursed throughout the world, consistent with prior quarters geographically several areas continue to drive our revenue. Our Encore product continues to sell well in Latin America. We remain confident in our ability to expand or increase our sales of this product line to other regions such as the Middle East and Asia.

            The other dominant area where we generate revenue attributable to license products is in the UK and Europe where repair and maintenance operations are conducted.

            Cost of goods sold in Q2 were basically flat in the first quarter at
            4.9 million. Based on the higher sales volumes gross margins did increase more than 4% to 29%. And we don't believe this rate is sustainable over the short-term until we bring new lower cost goods to market beginning later this year and into the next. The gross margin in the quarter increased because we were able to restructure our repair and maintenance operations during the quarter, which positively benefited margins. We also had a one-time boost in margin from the reversal of certain accrued payables.

            We're targeting gross margins of 25% to 26% in the third quarter and further improvement in the fourth quarter as we expect to regain the sales momentum in the license exempt category and we begin to introduce products with lower manufacturing material costs going forward. We remain committed to achieving overall gross margins of more than 30% in 2005. We believe with our product roadmap and cost containment initiatives this is certainly achievable.

            Operating expenses for the quarter were approximately 4.1 million, which is similar in amount to the expenses incurred in the comparable period in 2003 but up from approximately 3.9 million or 4% from the third quarter of this year. Operating expenses crept up a bit over the third quarter, as we doubled our investments in sales and marketing compared to Q2 of last year. We fully anticipate that this investment will be a catalyst to continued revenue growth as we head into 2005.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 7

            The increase in sales and marketing expenses was offset by substantially reduced G&A spending compared to the level of spending incurred in the second quarter of 2003. While R&D spending decreased in the current quarter compared to the same period last year, we actually increased R&D spending from the low level we achieved in Q3 2003 consistent with our strategy to invest in R&D programs and deliver truly differentiated products to our customer base.

            Income from continuing operations for the quarter ended June 30, 2004 was approximately 6.3 million compared with a loss from continuing operations of 4.3 million in the second quarter of 2003 and 2.3 million in the first quarter of 2004. The income reported in the quarter ended June 30, 2004 was principally due to non-cash one-time gains resulting from creditor settlements, as Sam noted.

            As we reported last Friday, P-Com was able to successfully eliminate two substantial liabilities from our balance sheet in the quarter for a net reduction in recorded short-term liabilities of 8.34 million. As a result of these settlements, our balance sheet has improved dramatically resulting in positive working capital at the end of the second quarter, as I'll discuss in more detail in a moment.

            With these settlements in place P-Com reported a profit in the second quarter, although the profit is non-cash. Without these settlements the loss in continuing operations would have been approximately 2.1 million.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 8

            These settlements, which result from business relationships entered into during the run up in telecom spending that occurred in the late 1990s and early 2000s are in addition to management's ongoing effort to dramatically reduce our operating cost associated with legacy obligations. During the past 12 months as a result of settlements with many of our creditors we've reduced our liabilities associated with legacy obligations to approximately 3.2 million at the end of the second quarter. These obligations, which originally represented claims valued at over 27 million and included expenses attributable to unused or under utilized facilities, burdened cash by approximately 725,000 in the current quarter and are expected to burden cash by 900,000 in the third quarter and 2.1 million in the fourth quarter.

            By the first quarter of 2005 these obligations will be reduced to approximately 400,000 per quarter. By the end of 2005 we expect to exit fully from all legacy obligations including our current facilities lease thereby allowing us to fully right size the business for the first time since the telecom bubble burst. Achieving these spending reductions should also allow us to achieve operating break even on quarterly revenue of approximately 9.5 million.

            Turning now to our financial position, our cash balances totaled approximately 4.9 million at the end of the second quarter of 2004 compared to 4.1 million at the end of the first quarter. The increase in cash principally resulted from the receipt of approximately 2.6 million from our recently completed warrant offering and an additional 700,000 for the restructuring of our repair and maintenance operations offset by cash used during the quarter of approximately 2.9 million, which was largely attributable to our loss from continuing operations and payments attributable to legacy obligations, as I discussed earlier.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                          Page 9

            Accounts receivable in the quarter increased to 6.5 million, up from
            6.1 million as of the end of the first quarter.

            Inventory increased to 4.3 million in the current quarter from 3.9 million at the end of the third quarter. And our total current assets increased by over 1 million.

            We continued to aggressively manage our spending during the quarter resulting in a slight decline in accounts payable during the second quarter from the amount recorded in the first quarter.

            With the creditor settlements discussed earlier our total current liabilities dropped to approximately 13.2 million at the end of the second quarter from 21.1 million as of March 31 of this year. We continued to improve our working capital position as part of our effort to increase liquidity. As of June 30, working capital was 4.9 million, which is the first quarter of positive working capital in over six quarters.

            Excluding the capital raised through the special warrant offering and proceeds from the restructuring of our repair and maintenance operations and spending on certain legacy items of approximately 725,000, our net cash usage during the quarter was approximately 2.2 million. I think this metric provides some insight into our ongoing operations and is why we're extremely confident, with some continued sales growth in 2005 and further reductions in costs resulting from increased sales volumes, we can certainly achieve profitability.

            To improve our liquidity and finance cash needs during the next few quarters, we do anticipate raising additional capital. As we stated in previous conference calls, it is management's and the Board's combined goal to raise capital with minimal, if any, immediate dilution to shareholders.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 10

            Before I turn the call back to Sam I'd like to discuss our current capitalization structure following completion of the recent 1 for 30 reverse stock split. Currently P-Com's issued and outstanding common stock is approximately 10.4 million shares. In addition we have issued outstanding securities convertible or exercisable of approximately 9.2 million shares of common stock at exercise or conversion prices ranging between $1.20 and $54 per share on a post split basis.

            Approximately 98% of those securities, which are convertible into approximately 9.1 million shares of common stock, are exercisable or convertible at prices over $3 per share. Today our stock closed at 83 cents per share. I think this provides some perspective that absent additional equity financing further dilution will only occur after we have significantly increased shareholder value.

            I'd like to now turn the call back to Sam, who will give you some more insights about our strategic direction.

Sam Smookler: Thanks, Dan.

            I'll take this opportunity to discuss how we're positioned for moving forward. Recently the Fed introduced us to a new perspective on the economic recovery. I think they used the term stretched out recovery. Here in the wireless infrastructure business we've been living in the shadows of a protracted recovery for some time now.

            While inputs from the field show renewed activity and network planning and modest increases in demand, the current environment is still extremely competitive as much more capacity is available versus demand. The impact is that margins are under severe pressure at least in the license spectrum side of our business.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 11

            To beat even the most challenging price points and generate a higher than average return, P-Com is working on a new product platform to address both the high volume, low bandwidth price sensitive market as well as the high performance, medium bandwidth, feature rich applications. As I indicated on our last call, we've prepared a fast track project plan that will enable us to introduce the first product of our new platform in the second quarter of 2005. Our strategic mission is for P-Com to have a full suite of products capable of competing with the best of the best in our industry by the end of 2005.

            In the short term to round out our current product portfolio to address high capacity opportunities and cellular backhaul and broadband wireless access, we recently introduced Encore SX for STM-1 and OC-3 applications. We expect these applications to account for approximately 5 to 7% of next generation and UMTS network requirements for point-to-point microwave backhaul. As announced several weeks ago, we're launching this product as the outcome of a strategic relationship that we forged with a partner that is providing state of the art, high capacity bandwidth delivery technology at lowest cost in the industry.

            On the license exempt side I indicated we've discontinued sales of certain OEM resale products that generated substandard margins. We're now strongly focused on increasing sales of our SPEEDLAN broadband access product line and believe we will be successful.

            To further enhance our growth projects with SPEEDLAN this quarter we're introducing SPEEDLAN 9200, a product based on our traditional self-healing mesh network approach. This new member of our WiFi
            802.11 type product will offer 2.4 and 5.8 GHz OFDM transmission with signaling rates up to 54-megabits per second and will also have a feature that allows SPEEDLAN network access to mobile users through the use of our SPEEDMesh clients. We're expecting the SPEEDLAN 9200 to be extremely well received in the marketplace since this feature set combination of mesh networking, high bandwidth, OFDM, and mobility is leading edge for this market.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 12

            To sum up, we've got a lot to sell. And we're continuing to invest where it counts, in field sales and new product development. The external market environment is still challenging, but our focused and aggressive sales team is intent on winning business. We believe we can achieve our goal of 30 million in revenue for this year.

            Meanwhile, we're continuing to take legacy costs out of our operations with another 3 million in costs identified to be taken out over the next six quarters. With these costs gone, solid execution on our product development plan, intense focus on our sales and marketing initiatives, and continued vigilance with expense control, I believe that we will achieve profitability in 2005.

            We've come a long way. The worst is clearly behind us. And I'd like to leave you with an important take away from today's call. Simply stated, P-Com is a real company again. We've got good products. Our product development roadmap has clarity. Our channels through the market are open. And our businesses processes are showing continuous improvement. We've got a great team in place. And we're excited about our potential to begin building shareholder returns. And we look forward to reporting on our progress.

            And we'll be happy now to take questions from our listeners.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 13

Operator:   Thank you, sir.

            Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the Star followed by the 1 on your pushbutton phone. If you would like to decline from the polling process, press the Star followed by the 2. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you're using speaker equipment, you will need to lift the handset before pressing the numbers - one moment please for our first question.

            Once again, ladies and gentlemen, if you would like to ask a question of our audio portion of the conference call, please press the Star followed by the 1 on your touch-tone phone at this time. If you're using speaker equipment, please lift the handset before pressing the numbers.

            Our first question comes from Joel Marcus from Domestic Securities. Please go ahead with your question.

Joel Marcus:  Yeah, hi. This is a question that has to do more with the technical aspect of the company and the fundamentals. I'm pleased with the progress the company's made. I really don't have any questions about the fundamentals. But technically the entire shareholder base of this is pretty much derived from the, I guess, preferred that was converted into common and also the acquisition of SPWC where those people and the people in P-Com paid substantially more than market for their stock.

            Just watching the way this stock trades, I mean at this point in time, I mean, there were people getting out of the stock and, I mean, honest to God - and, I mean, I'm going to make this as an observation because we do trade the stock - they seem to be getting out of the stock in a way almost designed to punish the stock. You know, I mean they're selling it for maybe 10, 12% of what they paid for it.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 14

            But there just seems to be an attitude on the part of shareholders almost that they were - and I hate to say this, but I mean I've got to phrase it in English, that they were snookered into this deal, that, you know, they expected all the, I guess, you know, Internet bubble chat room idiots to keep buying it and bail them out, that when it cost them (unintelligible), I mean, there was just this huge, you know, falling all over each other to get out of it, which has drove it lower, and lower, and lower.

            And right now, I mean, I really like this company. I mean, I think it's worth tremendously more than the price at which it's trading. It's my opinion. I'm entitled to have a fundamental opinion. So how in the world do you now go about rebuilding a shareholder base? I mean it seems like everybody who owns this has a tremendous loss in it, is really pissed off that they're even in it in the first place. And how in the world do you bring some stability to your shareholder base so that continuing good news and continuing good fundamental development can in some or any way translate into some technical increase in the price of the stock. And, you know, after all that's why all of us are in this and all of us, you know, have bought this stock is to see, you know, our capital increase.

            You know, I'm a fairly new player. I took a major position, you know, with 5 cents to 3 cents before the split. So it's not like I'm, you know, a $28 guy who obviously wouldn't even bother to be on the conference call. But, you know, certainly that's my question. How in the world do you technically rebuild this to where this will act like a stock, to where this will reflect value, and to where, you know, good developments can, you know, start to translate into an increased share price?


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 15

Sam Smookler:  So, Joel, thank you for that perspective.  I think it's really good and it's really healthy to share those kinds of perspectives.


            You know, from our point of view, we really have done, you know, significant things to reshape this company and position it for the future. I think the people that, you know, lived through the uncertainty for whatever reason, you know, people, you know, went the other way, ought to take a re-look at the situation now.

            But from our point of view, you know, we've got a new company here. We've got the right fundamentals. We're positioned for the future. We have every intention of taking our story out on the road and meeting new people to attract new investors to the company.

            You know, the difficulty of the restructuring part of it was, you know, redoing our cap structure for the company. We now have a cap structure we think that is more interesting to more sophisticated investors. You know, when we went through that time period of the, you know 4 and 5 cent stock with so many shares outstanding, we've fixed all that. We've fixed the fundamentals of the company. We're a real player now, and we're ready to take our story out to those that are ready to listen.

Joel Marcus: You know, I agree and appreciate, you know - I
             agree with everything you've just said, and I appreciate your response. And it was the response I was hoping to hear.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 16

            I would just advise you that, if there were still pockets left of significant holdings of people either who went into the P-Com convertible stock that was converted into common or the SPWC, that you sort of revisit these people and maybe individually make your case to them. And you know, I would just hope that people would sort of give you a chance to build this company and basically not look at this thing as something where they're down 80 or 90% on their investment in it.

            But sort of, I mean, you know, when I first started trading, which is back in 1968, you know, somebody taught me - and I've never found this advice to be not true - that you've got to evaluate a stock and make a decision on a stock on a daily basis. Okay, the stock is at this price; this is the market capitalization; you know, is it, you know, under valued or over valued at this price. And if people would just take a breath, give you a chance, and realize how under valued this stock is at an $8 million market cap, you know, with your revenues going at the rate they're going, with everything you're doing to improve the balance sheet, you know, with the suite of products you have, and with the intellectual, you know, capital that you have, and you know, the technical base that you have, if everybody would just take a breath and say, well at an $8 million market cap is this over valued or under valued and forget about the price they paid for it, I think you would succeed. But I think you're going to have to reestablish confidence.

            And you know, whereas you should spend 95% of your time building the fundamentals of this company, I mean, that 5% on the technical is important. And I really think what you need to do is communicate with some of these blocks of stocks that are still out there that have hung in there with you and just sort of, you know, calm them down.


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                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 17

            I mean it's unfortunate that they paid what they paid for it. But this is a new day. This is the price of the stock. Evaluate it as if you've never heard of it. And if people give this a chance, you know, I think this can be very successful technically. But I think there's a lot of communication you've got to do with some people to, you know, get this at least as a stock to straighten up and fly right.

Sam Smookler:  Joel, thanks for the input, and we appreciate it.  And believe me, we'll be out there speaking to lots of fine people.  Thanks.

Operator:      Thank you.  Ladies and gentlemen, if there are any additional questions, please press the Star followed by the 1 at this time.
               As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

            Mr. Smookler, it appears there are no further questions at this time. Please continue.

            Correction - we've got a question from a Mr. Ron Miller. Please state your company name followed by your question.

Ron Miller:     Yeah, I'm a self-investor.  My name is Ron Miller.  The question
                I have is are we still listed on the Berlin exchange?

Daniel Rumsey:  No, we're not. We were delisted from the Berlin Stock Exchange about a month ago, I believe within about
                24, 48 hours at the outside from the date that we issued that press release.

Ron Miller:     Okay, thank you.

                                                                           P-COM
                                                 Moderator:  Jennifer Beugelmans
                                                              7-29-04/4:00 pm CT
                                                          Confirmation #11002720
                                                                         Page 18

Operator:       Thank you.  Mr. Smookler, there are no further questions at this time.  Please continue.

Sam Smookler:   Okay. That'll conclude the conference call for today. Thank you.

Operator:       Thank you.  Ladies and gentlemen, this concludes the P-Com
                Second Quarter conference call. You may now disconnect. And thank you for using ACT.

                                       END